UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2011

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 3, 2011 at 10:00 a.m., Eastern Time, at the Cheer Building, located at the Company’s headquarters, 1450 Beason Street, Baltimore, Maryland, for the following purposes:

1. To elect eight directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To hold an advisory vote on our executive compensation;

3. To hold an advisory vote on the frequency of future advisory votes on our executive compensation; and

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board of Directors, “FOR” the approval of our executive compensation, “ONE YEAR” for the frequency of future advisory votes on our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 18, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the Proxy Card or other voting instruction form that you have received. If you are a stockholder of record as of February 18, 2011, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

Kevin A. Plank
President, Chief Executive Officer and Chairman of the Board of Directors

Baltimore, Maryland

March 18, 2011

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 3, 2011

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Tuesday, May 3, 2011, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the Company’s headquarters, 1450 Beason Street, Baltimore, Maryland. We expect to first send or give this Proxy Statement, together with our 2010 Annual Report, to stockholders on approximately March 24, 2011.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2010 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 3, 2011

Our Proxy Statement and 2010 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 18, 2011, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 39,432,627 shares of Class A Stock and 12,187,500 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

With respect to the vote on the frequency of future advisory votes on our executive compensation, you are not voting to approve or disapprove the proposal. Rather, you are voting to indicate your preference as to the frequency of future advisory votes on our executive compensation. There is no threshold vote that must be obtained for this proposal to “pass”. The board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on our executive compensation.

Voting Process

Shares that are properly voted at the Annual Meeting or for which Proxy Cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the eight nominees to the Board of Directors named herein, “FOR” the advisory vote on our executive compensation, “ONE YEAR” for the advisory vote on the frequency of future advisory votes on our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through one of the methods described below.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or your voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or your voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your proxy by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person who do not vote on a matter and ballots marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, the advisory vote on our executive compensation and the advisory vote on the frequency of future advisory votes on our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2010 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 18, 2011. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned	Restricted Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	12,187,600			12,187,600	23.6%	75.6%
Byron K. Adams, Jr. (5)	855		8,964	9,819	*	*
Douglas E. Coltharp (5)	28,500		8,964	37,464	*	*
Anthony W. Deering (5)	10,100		4,769	14,869	*	*
A.B. Krongard (5)	17,285		8,964	26,249	*	*
William R. McDermott (5)			8,964	8,964	*	*
Harvey L. Sanders (5)	53,500		8,964	62,464	*	*
Thomas J. Sippel (5) (6)	24,500		8,964	33,464	*	*
Brad Dickerson (7)	50	1,000	28,400	29,450	*	*
Wayne A. Marino (8)	159,919	37,500	62,000	259,419	*	*
Henry B. Stafford (9)		40,000		40,000	*	*
Daniel J. Sawall (10)	1,630	7,500	2,500	11,630	*	*
J. Scott Plank (11)	2,421,842			2,421,842	4.7%	1.5%
All Executive Officers and Directors as a Group (12)	14,951,006	322,250	151,453	15,424,709	29.9%	77.5%
5% Stockholders
Waddell & Reed Financial, Inc. (13)	2,692,331			2,692,331	5.3%	1.7%
BlackRock, Inc. (14)	2,585,556			2,585,556	5.0%	1.6%
Baron Capital Group, Inc. (15)	2,189,655			2,189,655	4.3%	1.3%
T. Rowe Price Associates, Inc. (16)	2,114,440			2,114,440	4.1%	1.3%
Wellington Management Company, LLP (17)	2,026,408			2,026,408	4.0%	1.2%

*	Less than 1% of the shares.
(1)	Holders of restricted shares have sole voting power and, until the restrictions on the shares lapse, no investment power.
(2)	The percentage of outstanding figure takes into account the 12,187,500 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than 1%, J. Scott Plank, 6.1%, all executive officers and directors as a group, 8.2%, Waddell & Reed Financial, Inc., 7.0%, BlackRock, Inc., 6.7%, Baron Capital Group, 5.7%, T. Rowe Price Associates, Inc., 5.4%, and Wellington Management Company, LLP, 5.3%.

(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 100 shares of Class A Stock and 11,394,775 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust, 93,750 shares of Class B Stock held by Mr. Plank’s charitable foundation, and 698,975 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by the companies. Because the 12,187,500 shares of Class B Stock beneficially owned by Mr. Plank are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 12,187,500 shares of Class A Stock into which the Class B Stock may be converted.
(5)	Does not include deferred stock units, or DSUs, or restricted stock units, or RSUs, held by the non-management directors. The RSUs for each non-management director (with the exception of Mr. Deering) vest in full on the date of the 2011 Annual Meeting of Stockholders. For Mr. Deering, the RSUs for 2,214 shares vest on the date of the 2011 Annual Meeting of Stockholders, and for the remaining 989 shares (part of a grant upon his initial election to the Board) vest in one remaining installment on September 1, 2011. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	6,255	2,214
Douglas E. Coltharp	6,255	2,214
Anthony W. Deering	5,781	3,203
A.B. Krongard	7,760	2,214
William R. McDermott	7,072	2,214
Harvey L. Sanders	7,416	2,214
Thomas J. Sippel	6,255	2,214

(6)	Does not include 698,975 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note 4 above).
(7)	Does not include stock options for 28,100 shares and stock options with performance based vesting for 42,000 shares exercisable more than 60 days from the Record Date and restricted stock units with performance based vesting for 9,000 shares.
(8)	Does not include stock options for 108,000 shares and stock options with performance based vesting for 50,000 shares exercisable more than 60 days from the Record Date and restricted stock units with performance based vesting for 15,000 shares.
(9)	Does not include stock options for 85,000 shares exercisable more than 60 days from the Record Date and restricted stock units with performance based vesting for 9,000 shares.
(10)	Does not include stock options for 7,500 shares and stock options with performance based vesting for 12,000 shares exercisable more than 60 days from the Record Date and restricted stock units with performance based vesting for 6,000 shares.
(11)	Includes 1,796,746 shares of Class A Stock held by J. Scott Plank individually or in trust, 18,750 shares of Class A Stock held by Mr. Plank’s charitable foundation and 606,346 shares of Class A Stock held by two limited liability companies controlled by him. Mr. Plank is the managing member and has sole voting and investment power over the shares held by these companies. Does not include restricted stock units with performance based vesting for 15,000 shares.
(12)	Includes shares shown as beneficially owned by the directors and executive officers as a group (17 persons). Does not include stock options for 238,600 shares and stock options with performance based vesting for 152,000 shares exercisable more than 60 days from the Record Date and restricted stock units with performance based vesting for 81,000 shares.
(13)	According to their report on Schedule 13G, as of December 31, 2010, Waddell & Reed Financial, Inc., or WDR, and certain affiliates of WDR, were deemed to beneficially own in the aggregate 2,692,331 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares. The principal business address of WDR is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(14)

According to their report on Schedule 13G, as of December 31, 2010, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 2,585,556 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(15)

According to their report on Schedule 13G, as of December 31, 2010, Baron Capital Group, Inc., or Baron, and certain affiliates of Baron, were deemed to beneficially own in the aggregate 2,189,655 shares of our Class A Stock held for Baron investment advisory accounts and by the Baron Growth Fund. According to the Schedule 13G, the reporting persons had shared power to vote 1,840,644 shares and no power to vote 349,011 shares and shared power to dispose of all these shares. The principal business address of Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(16)	According to their report on Schedule 13G, as of December 31, 2010, T. Rowe Price Associates, Inc., was deemed to beneficially own in the aggregate 2,114,440 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 193,340 shares and no power to vote 1,921,100 shares and sole power to dispose of all of these shares. The principal business address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(17)	According to their report on Schedule 13G, as of December 31, 2010, Wellington Management Company, LLP, or Wellington Management, was deemed to beneficially own in the aggregate 2,026,408 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote 1,630,485 shares and no power to vote 395,923 shares and sole power to dispose of all of these shares. The principal business address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are eight nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Identifying and Evaluating Director Candidates” below.

Eight directors will be elected at the 2011 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, President, Chief Executive Officer and Chairman of the Board of Under Armour, Inc., age 38, is the founder of Under Armour and has served as our Chief Executive Officer and Chairman of the Board of Directors since 1996 and as our President from 1996 to July 2008 and since August 2010. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation. Mr. Plank’s brother is J. Scott Plank, our Executive Vice President of Business Development.

As our founder, leader and controlling stockholder since our inception in 1996 and the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Byron K. Adams, Jr., Managing Director, Rosewood Capital, LLC, age 56, has been a director of Under Armour since September 2003. Since 1985, Mr. Adams has been a managing director of Rosewood Capital, LLC, a private equity firm that, through its affiliates, was one of our significant investors from 2003 until 2006.

Mr. Adams’ qualifications to serve on our Board include his 25 years of experience with the private equity firm Rosewood Capital investing in and advising consumer growth companies.

Douglas E. Coltharp, Executive Vice President and Chief Financial Officer, HealthSouth Corporation, age 49, has been a director of Under Armour since December 2004. Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Mr. Coltharp serves on the Board of Directors of Ares Capital Corp., and as Chairman of its audit committee and a member of its nominating committee and serves on the Board of Directors of Rue21, Inc., and as a member of its audit and corporate governance and nominating committees.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation and as a partner in a financial advisory and private equity firm.

Anthony W. Deering, former Chief Executive Officer and Chairman, The Rouse Company, age 66, has been a director of Under Armour since August 2008. Mr. Deering is Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The

Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Vornado Realty Trust, and is a member of its audit committee. Mr. Deering also serves on the Boards of the T. Rowe Price Mutual Funds (includes 60 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Mr. Deering served on the Board of Directors of Mercantile Bankshares Corporation until March 2007.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for 7 years as Chief Executive Officer and Chairman of the Board.

A.B. Krongard, former Chief Executive Officer and Chairman, Alex.Brown, Incorporated, age 74, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc., a global satellite communications company, and is a member of its compensation and nominating and corporate governance committees. Mr. Krongard is also serving on the Global Board of the law firm DLA Piper. Mr. Krongard served on the Board of Directors of PHH Corporation until June 2009.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

William R. McDermott, Co-Chief Executive Officer and Executive Board Member, SAP AG, age 49, has been a director of Under Armour since August 2005. Since February 2010, Mr. McDermott has served as the Co-Chief Executive Officer and Executive Board Member of SAP AG. Prior thereto, he served as President of Global Field Operations and Executive Board Member of SAP AG and as Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of PAETEC Holding Corp., a provider of integrated communications services, and the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation committee.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP AG, as Co-Chief Executive Officer and Executive Board Member.

Harvey L. Sanders, former Chief Executive Officer and Chairman, Nautica Enterprises, Inc., age 61, has been a director of Under Armour since November 2004. Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as Chairman of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a leading publicly-traded apparel brand and retailer.

Thomas J. Sippel, Partner, Gill Sippel & Gallagher, age 64, has been a director of Under Armour since July 2001. Mr. Sippel is a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board include his 36 years of experience as a corporate lawyer advising businesses, including his firm’s advice to our company in its early stages of growth and development.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors has eight members. Seven directors are non-management directors, with the majority of our Board being independent directors.

Kevin Plank currently serves as President, Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 24% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our board and the management of our business.

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All eight directors attended our 2010 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investor Relations-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Independence of Directors

The Board has determined that the following six directors are currently independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Byron K. Adams, Jr., Douglas E. Coltharp, Anthony W. Deering, A.B. Krongard, William R. McDermott and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

William R. McDermott is the Co-Chief Executive Officer and Executive Board Member of SAP AG. In 2005, the company entered into a standard industry agreement with SAP to license the SAP Apparel and Footwear Solution as our enterprise resource system software. In 2010, we paid approximately $1.5 million to SAP in connection with the licensing of this software and related support services. SAP’s 2010 worldwide revenues were over €12.4 billion. Mr. McDermott has indicated that he believes the relationship is clearly immaterial for SAP and has no effect on his independence. The Board has considered this relationship in the past and determined that it was not a material relationship. The Board considered the fact that SAP is the world’s largest business application software company, the agreement between SAP and the company is a standard industry agreement and the payments are immaterial for SAP.

In November 2010, the company retained Mr. Adams as a paid advisor. See the “Transactions with Related Persons” section of this Proxy Statement for the terms and description of his advisory role. When the compensation paid to Mr. Adams for this advisory role first exceeds $120,000 in a twelve month period, anticipated in May 2011, Mr. Adams will no longer be considered independent under NYSE rules.

Our Board has determined that Mr. Sippel is not independent because he provides personal legal services to Kevin Plank, our President, Chief Executive Officer and Chairman of the Board.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2010, there were ten meetings of the Board. In 2010, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2010 for each of the committees. Mr. Adams served on our Audit and Compensation Committees until November 2010.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Douglas E. Coltharp	X		X
Anthony W. Deering	X	X
A.B. Krongard	*X
William R. McDermott		X	*X
Harvey L. Sanders		*X	X
Total Meetings in 2010	9	10	4

*	Committee Chair

The functions performed by these committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each committee can be found on our website at www.uabiz.com, under “Investor Relations-Governance.”

The Board has determined that each member of these committees is independent under NYSE listing standards. The Board also has determined that each member of the Audit Committee is independent under NYSE listing standards and SEC rules.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2010 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent and “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers. Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2010 is included under the “Compensation Committee Report” section of this Proxy Statement. Compensation consultants did not play any role in determining or recommending the amount or form of executive and director compensation during 2010.

In 2010, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Senior Director of Risk Management conducted a risk assessment of our compensation policies and practices for all employees and reviewed this assessment with the Compensation Committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees the committee considers general principles of diversity, and does so in the broadest sense. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the Chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The Chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. The committee may use the services of a third party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider persons recommended by stockholders for nomination for election as directors. Stockholders wishing to submit recommendations must provide the following information in writing to the attention of the Secretary of Under Armour by certified or registered mail:

•	as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock which are beneficially owned by the person; and

•	the person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	as to the stockholder recommending a director candidate:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners (if any) of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominees; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners (if any) and (ii) by any other stockholders known by the stockholder to be supporting such nominees.

To be considered by the Corporate Governance Committee for the 2012 Annual Meeting of Stockholders, nominations for director candidates must be received at the principal office of Under Armour within the time period set forth below under the section “Stockholder Proposals.”

Compensation of Directors

Retainers and Meeting Fees

The compensation arrangement for non-management directors during 2010 was as follows:

Annual Retainer for each Director	$40,000
Each Board or Committee meeting attended	$1,000 if attended in person
$500 if attended by telephone
Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$15,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability.

Equity Awards

Non-management directors also receive the following equity awards:

•	An award of restricted stock units valued (on the grant date) at $100,000 upon initial election to the Board, with the units vesting in three equal annual installments; and

•

An annual award of restricted stock units valued (on the grant date) at $75,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2010.

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Byron K. Adams	59,000	75,000	40,000	174,000
Douglas E. Coltharp	57,500	75,000	0	132,500
Anthony W. Deering	59,500	75,000	0	134,500
A.B. Krongard	83,500	75,000	0	158,500
William R. McDermott	65,000	75,000	0	140,000
Harvey L. Sanders	71,500	75,000	0	146,500
Thomas J. Sippel	47,000	75,000	0	122,000

(1)	All of the non-management directors deferred their cash retainers (with the exception of Mr. Krongard’s Lead Director retainer) into deferred stock units pursuant to the 2006 Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received.

Name	2010 Cash Deferred ($)	Deferred Stock Units
Byron K. Adams, Jr.	40,000	1,028
Douglas E. Coltharp	40,000	1,028
Anthony W. Deering	40,000	1,028
A.B. Krongard	55,000	1,413
William R. McDermott	50,000	1,285
Harvey L. Sanders	52,500	1,349
Thomas J. Sippel	40,000	1,028

(2)	The amount in this column reflects the aggregate grant date fair value of the stock awards granted in 2010 in accordance with applicable accounting guidance (one award of restricted stock units was granted to each non-management director). Each of the non-management directors (with the exception of Mr. Deering) held restricted stock units for 2,214 shares as of December 31, 2010. As of December 31, 2010, Mr. Deering held restricted stock units for 3,203 shares, which includes restricted stock units awarded when he was appointed to the Board in August 2008. Each of the non-management directors held 8,964 stock options as of December 31, 2010, with the exception of Mr. Deering who held 4,769 stock options.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(4)	Represents advisory fees paid to Mr. Adams for 2010. See “Transactions With Related Persons” below for further description of this business advisory role.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2010 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2010

As more fully described below and in the tables and other sections of the Executive Compensation section of this Proxy Statement, for 2010 over 95% of the compensation for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the compensation for our other executive officers for 2010 was directly tied to the performance of our company, primarily through:

•	our annual incentive plan with awards earned based on our performance in 2010, and

•	our annual stock option awards for 2010 with vesting tied to our performance in 2011 and 2012.

Our performance for 2010 was strong across all measures considered under our annual incentive plan:

•	Net revenues were $1.064 billion, an increase of 24% over 2009 and well above the revenue target for incentive awards under the plan of $925 million

•	Operating income was $112 million, an increase of 32% over 2009, and well above the target for maximum incentive awards under the plan of $106 million

•	Operating income percentage was 10.6%, a 60 basis point improvement over 2009, and at the level for maximum incentive awards under the plan

This strong performance resulted in annual incentive awards at 87.5% of the maximum award amount for most of our executives.

The performance targets for the stock option awards granted in 2010 were set at levels that management and the Compensation Committee believed would ensure that the stock options vest only following meaningful operating income growth in 2011 and 2012.

Our strong performance for 2010 also contributed to the achievement of the performance target for vesting of stock option awards granted in 2009. The vesting for these awards required the company to have a combined operating income for 2009 and 2010 of $170 million. The company’s combined operating income for 2009 and 2010 was $197 million, well above this target, based on 11% operating income growth in 2009 and 32% operating income growth in 2010.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe contribute to a reasonable compensation program include:

•	no pension or supplemental retirement plan

•	no company contributions to our deferred compensation plan in 2010

•	limited other benefits for these executives (other benefits are mostly related to relocation of new executives)

•	no employment agreements

•	limited severance protections, with the protections primarily following a change in control and a termination without cause or for good reason (generally referred to as “double trigger”)

Objectives of our compensation program and what our compensation program is designed to award

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues, operating income and operating efficiency (as measured by our income from operations as a percentage of our net revenues), primarily through our annual incentive plan, and for generating positive returns for our stockholders, primarily through our equity awards.

Elements of our compensation

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	annual equity awards, many of which have vesting based on the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we have not made any company contributions to this plan. We also have agreements with executives that provide certain benefits upon termination of employment under various circumstances, including following a change in control of Under Armour.

Compensation Committee review process

In early 2011, in conjunction with the approval of the 2010 annual incentive plan awards and 2011 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2008 through 2010;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2010;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted shares and unrestricted shares held at the end of 2010;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2010 in conjunction with the approval of 2010 salaries and annual equity awards for executive officers. The committee did not engage any compensation consultants in 2010 to assess compensation for our executive officers.

Management’s role in determining compensation

As discussed throughout this Compensation and Discussion Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers. Our CEO Kevin Plank, with input from other senior executives including our Chief Operating Officer Wayne Marino, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. These executives, along with our Chief Financial Officer, our Corporate Secretary and our senior Human Resources executive, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the stock option awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan as discussed below.

In 2010, Mr. Stafford joined our company as Senior Vice President of Apparel and Mr. Sawall joined our company as Vice President of Retail. We negotiated salaries with them prior to their joining our company based on their then current salaries and the salaries of other candidates considered for the position and after consultations with the Chairman of the Compensation Committee. The committee then approved the salaries.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2010 for certain executive officers, including for our Chief Financial Officer Mr. Dickerson and our Chief Operating Officer Mr. Marino. Mr. Dickerson’s salary increased from $260,000 in 2009 to $350,000 in 2010, based in part on Mr. Dickerson’s strong performance in 2009 driving improved financial discipline and planning for our business, highlighted by a 21.1% increase in our diluted earnings per share from 2008 to 2009 and a 83.5% increase in our cash balance from $102.0 million at the end of 2008 to $187.3 million at the end of 2009. Mr. Marino’s salary increased from $350,000 in 2009 to $550,000 in 2010, based in part on his strong performance over the prior six years with our company, his top leadership role helping to lead a growing and increasingly complex business and his importance to our business over the next several years. In approving these salary increases, the committee also considered the fact that the executives received no salary increases for 2009. The committee also desired to bring Mr. Dickerson’s and Mr. Marino’s salary more in line with other senior executives at our company.

Annual Incentive Award

Plan Design and Performance Measures

We have an annual incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered were net revenues and profitability.

•	Net Revenues

For 2010, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2010, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

•	Profitability

In addition, our 2010 plan included targets for income from operations and income from operations as a percentage of net revenues, or operating income percentage. Assuming the minimum net revenue threshold was achieved, annual incentive award amounts would vary based on our operating income and our operating income percentage for 2010, with the amounts calculated after deducting the impact of the incentive awards. Operating income measures were included to ensure that management was operating the business in a profitable manner.

•	Other Performance Measures

Our annual incentive plan for 2010 was based primarily on the overall company performance targets described above. For executives in charge of certain business units, including Mr. Stafford for our North American wholesale apparel business and Mr. Sawall for our retail business, 50% of their incentive award was tied to their respective business unit performance based primarily on the net revenue growth and profitability targets of their business units that formed a part of the overall company performance targets described above.

Our annual incentive plan for 2010 also considered our inventory efficiency because of the significance of inventory to our financial condition and our operating efficiency. We measured our inventory efficiency through our forward inventory turn and our customer fill rate. Forward inventory turn is a measure indicating the number of times we anticipate selling and replacing our inventory during the following year. A higher inventory turn is a general indicator of a more efficient business. Customer fill rate is a measure indicating the percentage of customer orders filled within a certain timeframe. We strive to improve inventory turns over the long-term while ensuring we have the available inventory to fill customer orders and meet the growing demand for our products. Annual incentive award eligibility for all executives could be adjusted up or down based on the company’s inventory efficiency.

Below is a summary of the weighting and impact of performance measures for annual incentive award eligibility levels for our executives under our 2010 annual incentive plan:

	Overall company performance weighting	Business unit performance weighting	Total	Impact of inventory efficiency
Chief Executive Officer Chief Operating Officer Chief Financial Officer	100%	—	100%	(+) 10% to (-) 20%
Business Unit Leaders	50%	50%	100%

Target Amounts

For 2010, the target annual incentive amount for our CEO Mr. Plank ranged from $368,500 to $1,474,000, based on a sliding scale tied to the level of our operating income and operating income percentage for the year. In earlier years (prior to 2008), Mr. Plank was eligible for an annual incentive award equal to $250,000 to $1,000,000, or 50% to 200% of base salary paid during the year. As discussed above under “Salary,” Mr. Plank voluntarily reduced his salary from $500,000 in 2007 to $26,000 in 2008. The Compensation Committee believed that Mr. Plank’s continued leadership and superior performance were a critical part of Under Armour’s ongoing strong performance and that the maximum compensation for which he was eligible should not be decreased when he reduced his salary. As a result, the committee determined that Mr. Plank’s maximum annual incentive amount should be increased by $474,000, equal to the amount by which he reduced his salary.

For 2010, the target annual incentive amount for our Chief Operating Officer Mr. Marino ranged from 25% to 100% of base salary paid during the year and for the other named executive officers from 18.75% to 75% of base salary paid during the year, also based on a sliding scale tied to the level of our operating income and operating income percentage. The percentage amounts for the maximum annual incentive awards for 2010 were the same for 2009.

The maximum annual incentive amounts for all of these executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

2010 Performance and Annual Incentive Awards

Below is a summary of the primary performance targets considered in our annual incentive plan for 2010, as compared to our actual results for 2010 and 2009:

2009 Results	2010 Targets	2010 Results
Net Revenues- $856 million	Net Revenues Target- $925 million	Net Revenues- $1.064 billion
Operating Income- $85 million	Operating Income Targets- $93 million to $106 million	Operating Income- $112 million
Operating Income Percentage- 10.0%	Operating Income Percentage Targets-10.0% to 10.6%	Operating Income Percentage- 10.6%
	25% to 100% maximum annual incentive award	100% maximum annual incentive award level achieved

Management and the Compensation Committee believed that the net revenue target of $925 million necessary for executives to be eligible for an annual incentive award for 2010 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate solid net revenue growth in a still uncertain economic environment, and that the range of operating income and operating income percentage targets for 2010 was set appropriately to incentivize our management to operate the business in a profitable and efficient manner.

Our performance for 2010 was strong across all measures considered under the annual incentive plan:

•	Net revenues were $1.064 billion, an increase of 24% over 2009 and well above the revenue target for incentive awards under the plan of $925 million

•	Operating income was $112 million, an increase of 32% over 2009, and well above the target for maximum incentive awards under the plan of $106 million

•	Operating income percentage was 10.6%, a 60 basis point improvement over 2009, and at the level for maximum incentive awards under the plan

Based on these strong results for our overall company, our executives were eligible for 100% of the incentive award amount for 2010 tied to overall company performance. Contributions came from across the company’s major business units, including our North American wholesale apparel business led by Mr. Stafford and our retail business led by Mr. Sawall. Mr. Stafford and his team achieved 100% of the incentive award amount for 2010 tied to their business unit performance, and Mr. Sawall and his team achieved 90% of the incentive award amount for 2010 tied to their business unit performance.

Our inventory at the end of 2010 was $215 million, an increase of 45% over the level at the end of 2009. Higher inventory levels helped the company to meet strong consumer demand for its products, with net revenues increasing 36% in the fourth quarter of 2010 as compared to the same period in 2009. However, these inventory levels also negatively impact the company’s forward inventory turn, which is a measure indicating the number of times we anticipate selling and replacing our inventory during the following year. Also, management continues to strive for improved customer fill rates. As a result, management recommended and the committee approved a 12.5% reduction in the incentive award eligibility levels for our executives based on our inventory efficiency.

Based on the company’s net revenues, operating income and operating income percentage, the performance of the company’s business units, and the company’s inventory efficiency, our named executive officers were eligible for 87.5% of their maximum incentive award, except for Mr. Sawall who was eligible for 83.1% of his maximum incentive award. By comparison, the named executive officers who were with the company in 2009 were generally eligible for 48.75% of their maximum incentive award based on a similar performance framework for 2009.

The annual incentive award for our executives is primarily determined based on the company performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO Mr. Plank and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. The committee did not make any adjustments to the annual incentive awards for the named executive officers based on individual performance.

For the annual incentive amounts paid to the named executive officers, see the “2010 Summary Compensation Table” below.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance-Based Stock Option Awards

In March 2010, management recommended and the Compensation Committee approved performance-based stock options to certain executive officers and other members of management. The committee believed that our management should be awarded stock options so that they benefit only with continued strong performance of the company, as reflected in an increase in the company’s stock price, and thus more closely align their interests with the interests of stockholders. Vesting of these stock options is tied to achievement by the company of a certain combined operating income for 2011 and 2012, with one-third of the options earned if a certain target is met, two-thirds of the options earned if a higher target is met and all of the options earned if the maximum target is met. Upon achievement of the performance target, 50% of the award will vest and the remaining 50% will vest one year later as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the stock options vest only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value, which was particularly important in light of the still uncertain economic environment in early 2010.

The employees receiving these equity awards were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of equity awards to all employees was based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was generally tiered based on the employee’s level within the company. These stock option awards are included in the “Grants of Plan-Based Awards for 2010” table below. Mr. Plank is the founder of Under Armour and currently owns directly or indirectly 12,187,600 shares of our Class A and Class B Stock. Management did not recommend to the committee that it grant a stock option award for Mr. Plank because of his significant stock holdings, and the committee agreed with this recommendation.

The Compensation Committee also approved performance-based stock options in March 2009, with vesting tied to achievement by the company of a target for combined operating income for 2009 and 2010. The target was set at $170 million to ensure that the stock options vested only following meaningful operating income growth in 2009 and 2010 after the company experienced a decline in operating income to approximately $77 million in 2008 from $86 million in 2007. The company produced strong results, with operating income growing 11% in 2009 and 32% in 2010 and with the combined operating income for 2009 and 2010 of $198 million well above the $170 million performance target for the vesting of the stock options. As a result, all of the stock options were earned, with 50% vesting in early 2011 and 50% vesting in early 2012 as an incentive for executives to remain with the company.

Other Equity Awards

In connection with his joining our company in February 2010, Mr. Sawall negotiated and the Compensation Committee approved an equity award of 10,000 restricted shares with a grant date fair value of $284,100 and 10,000 stock options with a grant date fair value of $157,575, with the awards vesting 25% each year over a four year period as an incentive for him to remain with Under Armour and an incentive to encourage him to focus on our long-term growth. In connection with his joining our company in June 2010, Mr. Stafford negotiated and the committee approved equity awards of 40,000 restricted shares with a grant date fair value of $1,300,800 and 85,000 stock options with a grant date fair value of $1,518,903, with the awards vesting 25% each year over a four year period as an incentive for him to remain with Under Armour and an incentive to encourage him to focus on our long-term growth. The amounts were determined based primarily on their positions and responsibilities with our company. Management believes it is important that new executive officers receive meaningful equity awards when they join the company to align their interests with the interests of our stockholders.

As discussed above under “Salary,” the Compensation Committee approved an increase in the salary for our Chief Operating Officer Mr. Marino based in part on his strong performance over the prior six years with our company, his top leadership role helping to lead a growing and increasingly complex business and his importance to our business over the next several years. For these same reasons and as an incentive for him to remain with Under Armour and to focus on our long-term growth, the committee also approved in March 2010 additional equity awards for Mr. Marino. The equity awards were 50,000 restricted shares with a grant date fair value of $1,420,500 and 100,000 stock options with a grant date fair value of $1,575,750, with the awards vesting 25% each year over a four year period. In approving these awards, the committee also considered the fact that Mr. Marino did not have significant value in outstanding equity awards. His stock option award granted in January 2004 was expiring at the end of 2010, he received no equity awards from 2005 to 2007, and the equity awards granted in 2008 and 2009 had provided more limited value at that time.

Other Compensation Practices

Equity Grant Practices

Since our initial public offering in 2005, stock options have been granted with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option. During 2010, equity awards were granted to executive officers either on the date they joined our company or at one of our regularly scheduled Compensation Committee meetings.

Equity Hedging Prohibited

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Executive Compensation-Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2010 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides monthly disability benefits ranging from approximately $10,000 to $15,600, depending on the executive. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

For Mr. Stafford and Mr. Sawall we agreed to provide reimbursement for certain relocation costs in connection with their joining our company in 2010. To avoid reducing the value of these benefits, we also provided a tax gross-up to cover the income taxes incurred as a result of these benefits.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger”. The agreements do not provide for a tax gross up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and bonus plus a pro-rata bonus for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2009, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2011.

Other Severance Agreements

We agreed to provide severance to Mr. Stafford equal to his salary for 9 months and acceleration of the next scheduled annual installment of his restricted stock award in the event his employment ends under certain circumstances within the first three years of his employment. This agreement was negotiated with him prior to him joining our company. See “Potential Payments Upon Termination of Employment or Change in Control”

below for a description of these severance benefits. Management and the Compensation Committee believed these severance amounts were reasonable and were necessary to attract Mr. Stafford to become our Senior Vice President of Apparel, an important position for our company.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to the exercise of stock options granted by the Compensation Committee under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. We are able to record compensation expense for federal income tax purposes for restricted stock grants in the year when the restricted shares vest. The expense related to outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

Harvey L. Sanders, Chairman

Anthony W. Deering

William R. McDermott

2010 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated executive officers in 2010. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kevin A. Plank	2010	26,000	0	0	0	1,289,750	3,259	1,319,009
President, Chief Executive Officer and Chairman of the Board	2009	26,000	0	0	0	718,575	3,486	748,061
	2008	26,000	0	0	0	0	4,002	30,002

Brad Dickerson	2010	350,000	0	0	0	229,688	5,789	585,477
Chief Financial Officer	2009	260,000	0	0	0	95,063	13,452	368,515
	2008	260,000	0	0	218,403	0	13,318	491,721

Wayne A. Marino	2010	550,000	0	1,420,500	1,575,750	481,250	13,862	4,041,362
Chief Operating Officer	2009	350,000	0	0	0	170,625	13,160	533,786
	2008	350,000	0	0	436,806	0	10,905	797,711

Henry B. Stafford (4)	2010	276,923	0	1,300,800	1,518,903	181,731	69,857	3,348,214
Senior Vice President of Apparel

Daniel J. Sawall (5)	2010	224,038	60,000	284,100	157,575	139,674	65,448	930,835
Vice President of Retail

(1)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for stock and option awards granted during each year. The equity grants included in this table are described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2010” or “Outstanding Equity Awards at 2010 Fiscal Year-End” tables below.

Values not included in the table: The Compensation Committee approved stock option awards with vesting tied to company performance conditions to Mr. Dickerson, Mr. Marino and Mr. Sawall in 2010 and Mr. Dickerson and Mr. Marino in 2009. On the grant date, achievement of the conditions was not deemed probable, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in the table for these awards. The fair value of the awards at grant date assuming achievement of the highest level of performance conditions for the 2010 awards was $687,761 for Mr. Dickerson, $818,763 for Mr. Marino and $196,503 for Mr. Sawall, and for the 2009 awards was $329,969 for Mr. Dickerson and $366,632 for Mr. Marino. We ultimately achieved the highest level of performance conditions for the 2009 awards based on our combined operating income for 2009 and 2010.

We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Reflects the amounts earned under our annual incentive plan for the applicable year. For discussion of the 2010 plan, see “Compensation Discussion and Analysis” above.
(3)	All Other Compensation for 2010 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(c)
Kevin A. Plank	2,479	780	0	0
Brad Dickerson	3,245	0	0	2,544
Wayne A. Marino	3,147	8,247	0	2,468
Henry B. Stafford	2,575	0	36,580	30,702
Daniel J. Sawall	8,719	0	40,259	16,470

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $10,000 to $15,600 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Mr. Stafford and Mr. Sawall, the other benefits are $36,580 and $40,259, respectively, for relocation costs.
(c)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums and the other benefits reflected in the table.
(4)	Mr. Stafford joined our company in June 2010. His annual salary level for 2010 was $500,000.
(5)	Mr. Sawall joined our company in March 2010. His annual salary level for 2010 was initially $250,000 and was increased to $275,000 in September 2010. He also received a $60,000 signing bonus.

Grants of Plan-Based Awards for 2010

The following table contains information concerning (1) possible payments to the named executive officers under our 2010 annual incentive plan approved by the Compensation Committee in early 2010 and (2) equity awards to the named executive officers in 2010 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank			368,500	718,575	1,474,000				0	0

Brad Dickerson			65,625	127,969	262,500				0	0

	3/9/10					14,000	28,000	42,000			28.41	0

Wayne A. Marino			137,500	268,125	550,000
	3/9/10					16,667	33,333	50,000			28.41	0
	3/9/10								50,000			1,420,500
	3/9/10									100,000	28.41	1,575,750

Henry B. Stafford			51,923	101,250	207,692
	6/1/10	4/14/10							40,000			1,300,800
	6/1/10	4/14/10								85,000	32.52	1,518,908

Daniel J. Sawall			42,007	81,914	168,029
	3/9/10					4,000	8,000	12,000			28.41	0
	3/9/10								10,000			284,100
	3/9/10									10,000	28.41	157,575

(1)	The equity awards for Mr. Stafford were approved by the Compensation Committee at a meeting held prior to his employment start date; the grant date for these awards was effective as of his start date. The Committee Action Date is the date of the committee meeting approving the award.
(2)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2010 pursuant to our annual incentive plan based primarily on corporate performance. The guidelines under the plan provided for possible incentive awards ranging from $368,500 to $1,474,000 for Mr. Plank, from 25% to 100% of base salary paid during the year to Mr. Marino and from 18.75% to 75% of base salary paid during the year for the other named executive officers. The “threshold” and “maximum” amounts in the table reflect the low end and high end, respectively, of the possible incentive awards based on corporate performance. The plan did not include a “target” amount. Pursuant to the SEC’s rules, the “target” amount in the table is a representative amount for 2010 based on corporate performance for the prior year. Based on our 2009 corporate performance, the named executive officers would have been eligible for 48.75% of their respective maximum incentive awards.
(3)

These stock option awards vest based on our company achieving a certain combined operating income for 2011 and 2012. There are three performance targets to this award. One-third of the options are earned if a certain target is met, two-thirds of the options are earned if a higher target is met and all of the options are earned if the maximum target is met. Upon achievement of the performance target and subject to continued employment, 50% of the award will vest and the remaining 50% will vest one year later. Upon a change in control of Under Armour, all of the options vest. The three performance target amounts are indicated under the “threshold,” “target” and “maximum” columns. If the threshold target is not achieved, the award will be forfeited.
(4)	The restricted stock awards vest in four equal annual installments beginning February 2011 for Mr. Marino and Mr. Sawall and beginning May 2011 for Mr. Stafford. The next scheduled annual installment for Mr. Stafford’s restricted stock award vests if he is terminated without cause in the first three years of his employment. Restricted stock vests sooner upon death or disability or upon a change in control of Under Armour. Dividends, if any, are paid on shares of restricted stock. Since we became a public company, we have not paid any dividends.
(5)	The stock option awards vest in four equal annual installments beginning March 2011 for Mr. Marino and Mr. Sawall and beginning June 2011 for Mr. Stafford. Upon a change in control of Under Armour, any of the options that vest within twelve months following the change in control, vest upon the change in control.
(6)	Reflects the grant date fair value computed in accordance with applicable accounting guidance for the stock and option awards. See footnote (1) to the “2010 Summary Compensation Table” above for further information on the performance stock options granted in 2010.

Employment Agreements

We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted shares that were not vested for the named executive officers as of December 31, 2010.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Kevin A. Plank	0	0	0			0	0

Brad Dickerson	2,400	1,600		45.12	5/7/17
	4,000	6,000		43.65	2/20/18
		45,000		13.71	3/9/19
			42,000	28.41	3/8/20
						1,000	54,840

Wayne A. Marino	8,000	12,000		43.65	2/20/18
		100,000		28.41	3/8/20
		50,000		13.71	3/9/19
			50,000	28.41	3/8/20
						50,000	2,742,000

Henry B. Stafford	0	85,000	0	32.52	5/31/20

						40,000	2,193,600

Daniel J. Sawall	0	10,000		28.41	3/8/20
			12,000	28.41	3/8/20
						10,000	548,400

(1)

Mr. Dickerson’s 1,600 unvested options vest in two remaining equal annual installments beginning in May 2011 and his 6,000 unvested options vest in three remaining equal annual installments beginning in February 2011. Mr. Marino’s 12,000 unvested options vest in three remaining equal annual installments beginning in February 2011 and his 100,000 unvested options vest in four equal annual installments beginning in March 2011. Mr. Stafford’s 85,000 unvested options vest in four equal annual installments beginning in June 2011. Mr. Sawall’s 10,000 unvested options vest in four equal annual installments beginning in March 2011. For all of these unvested options, any of the options that vest within twelve months following a change in control, vest upon the change in control. The options with the $13.71 exercise price for Mr. Dickerson and Mr. Marino vest based on our company achieving a certain combined operating income for 2009 and 2010. Our company achieved this target, and as a result, the options vest 50% in February 2011 and 50% in February 2012. These options vest sooner upon a change in control.

(2)	See footnote (3) to the “Grants of Plan-Based Awards for 2010” table above for the performance based vesting terms of these options. The number of options shown is the maximum number of options that could vest under the award. The performance options vest sooner upon a change of control of Under Armour.
(3)	Mr. Dickerson’s unvested restricted shares vest in one remaining installment in May 2011. See footnote (4) to the “Grants of Plan-Based Awards for 2010” table above for the vesting terms of the other unvested restricted shares.
(4)	Based on $54.84 per share (the closing price of our Class A Stock on December 31, 2010).

Option Exercises and Stock Vested in 2010

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	0	0
Brad Dickerson	15,000	336,531	1,000	33,690
Wayne A. Marino	94,786	2,775,334	0	0
Henry B. Stafford	0	0	0	0
Daniel J. Sawall	0	0	0	0

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2010

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2010.

Name	Executive Contributions in 2010 ($)(1)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2010 ($)(2)
Kevin A. Plank	0	0	118,207	0	1,019,494
Brad Dickerson	0	0	15,616	0	95,300
Wayne A. Marino	153,563	0	17,162	0	303,457
Henry B. Stafford	0	0	0	0	0
Daniel J. Sawall	14,740	0	1,428	0	16,169

(1)	Executive contributions in 2010 represent 90% of Mr. Marino’s 2009 annual incentive award paid in 2010 and 6.6% of Mr. Sawall’s 2010 salary as reported in the 2010 Summary Compensation table.
(2)	The first deferrals made under the plan for these executives were deferrals of 2007 annual incentive awards paid in March 2008. Mr. Marino and Mr. Dickerson both contributed 50% of their 2007 annual incentive awards and Mr. Plank contributed 90% of his 2007 annual incentive award paid in 2008 and these amounts were reported in a previous proxy statement in the Summary Compensation table. The balances at the end of 2010 represent deferral amounts plus or minus the earnings or losses since the time of deferral.

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals. Compensation deferrals began for participating employees in 2008.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2010 incentive award that might be payable in early 2011, employees must have made an election by June 30, 2010. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2010. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2010” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Disability				0	(1)

Brad Dickerson
• Change in Control			3,045,906	3,045,906
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	875,000	12,658		887,658
• Termination of employment for any other reason in connection with a Change in Control	262,500			262,500
• Termination of employment for any reason with Under Armour enforcing a non-compete	210,000			210,000
• Disability			54,840	54,840	(1)
• Death			54,840	54,840

Wayne A. Marino
• Change in Control			6,825,510	6,825,510
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,650,000	12,757		1,662,757
• Termination of employment for any other reason in connection with a Change in Control	550,000			550,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	330,000			330,000
• Disability			2,742,000	2,742,000	(1)
• Death			2,742,000	2,742,000

Henry B. Stafford
• Change in Control			2,667,900	2,667,900
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,250,000	12,623		1,262,623
• Termination of employment for any other reason in connection with a Change in Control	375,000			375,000
• Termination of employment without Cause	375,000		548,400	923,400
• Termination of employment for any reason with Under Armour enforcing a non-compete	300,000			300,000
• Disability			2,193,600	2,193,600	(1)
• Death			2,193,600	2,193,600

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Daniel J. Sawall
• Change in Control			931,635	931,635
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	687,500	4,932		692,432
• Termination of employment for any other reason in connection with a Change in Control	206,250			206,250
• Termination of employment for any reason with Under Armour enforcing a non-compete	165,000			165,000
• Disability			548,400	548,400	(1)
• Death			548,400	548,400

(1)	Monthly disability payments are not included in the table because they are paid under a disability insurance policy and not by us.

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control and other severance agreements, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

Benefits and Payments

Upon a Change in Control

All restricted stock and all performance based stock options vest upon a change in control and a portion of all other stock options vest upon a change in control. The amounts reflect the value of restricted stock on December 31, 2010 and, for stock options that vest, the value of the stock covered by the option on December 31, 2010 minus the exercise price. See “Outstanding Equity Awards at 2010 Fiscal Year End” table for stock options that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•

accrued but unpaid salary, vacation pay and bonus amount (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant; bonus would be covered below); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the Company terminates Mr. Stafford’s employment without cause within the first three years of his employment start date, he would receive his salary for nine months and any restricted stock that would vest within 12 months will vest upon this termination of employment. This amount would be reduced by the amounts paid for enforcement of a non-compete (see below).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock vests upon the executive’s disability.

The named executives are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Dickerson, $11,019; Mr. Marino, $10,000; Mr. Stafford, $15,000 and Mr. Sawall, $12,670.

Death

All restricted stock vests upon the executive’s death.

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires all publicly traded companies to hold a shareholder advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of executives as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve the executive compensation as described in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON OUR EXECUTIVE COMPENSATION

(Proposal 3)

As described in Proposal No. 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The advisory vote on our executive compensation described in Proposal No. 2 above is referred to as a “say on pay vote.”

The Dodd-Frank Act also requires all publicly-traded companies to provide stockholders the opportunity to cast an advisory, non-binding vote on how often we should include a say on pay vote in our proxy materials for future annual shareholder meetings (or special shareholder meeting for which the company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 3, stockholders may vote to have the say on pay vote every one year, every two years or every three years or abstain from voting.

We believe that say on pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on our executive compensation.

The Board of Directors recommends that you vote to hold say on pay votes every ONE YEAR.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity Compensation plans approved by security holders	3,069,880	$25.31	6,710,370
Equity Compensation plans not approved by security holders	480,000	$36.99	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 95,557 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance includes 5,895,318 shares of our Class A Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (2005 Stock Plan) and 815,052 shares of our Class A Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Stock and other equity awards. We have disclosed the material features of the plans in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2010 (our 2010 10-K).

The number of securities issued under equity compensation plans not approved by security holders includes 480,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. We have disclosed the material features of the warrants in Note 12 to the Consolidated Financial Statements included in our 2010 10-K.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2010. The list includes only those employees with annual compensation in 2010 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law. The amounts indicated include 2010 salary and 2010 bonus paid in early 2011: Koby Fulks, Senior Product Line Manager for Outdoor and brother to Kip Fulks, our Executive Vice President of Product, $148,743; and J. Scott Plank, Executive Vice President, Business Development and brother of Kevin Plank, our President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder, $447,188. The Compensation Committee approved the compensation for J. Scott Plank as he is one of our executive officers.

In November 2010, we retained one of our Board members, Byron K. Adams, Jr., as a paid business advisor. Mr. Adams is advising management on our strategy and business model for our China and e-commerce businesses. We are paying Mr. Adams $20,000 per month beginning November 2010. We currently anticipate continuing this advisory relationship through at least the end of 2011. The Audit Committee approved this transaction.

KP Flyers, LLC, a company controlled by Kevin Plank, owns a jet aircraft. In 2007, we entered into an operating lease agreement with KP Flyers to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. We pay KP Flyers $4,500 per hour to lease the aircraft. This was the charter rate for this aircraft before KP Flyers purchased the aircraft in 2007. We reviewed charter rates for this type of aircraft and determined that our hourly rate is at or below market rates. For 2010, we paid KP Flyers $992,293 for our business use of the aircraft. We have also entered into an agreement with Kevin Plank and the company managing the aircraft. Under this agreement, Kevin Plank has agreed to pay the management expenses related to our business use as well as his personal use of the aircraft. The Audit Committee approved these transactions. The committee determined these transactions were reasonable and that we would benefit by the use of the aircraft for company business.

In February 2011, Mark Dowley became our Executive Vice President of Global Brand and President of International. Prior to his joining our company, Mr. Dowley was Chief Executive Officer of William Morris Endeavor Marketing, and in 2010 we paid his firm $180,000 for marketing services. We also paid Mr. Dowley $125,000 for marketing services in December 2010 and January 2011. The Audit Committee could not approve these transactions because they occurred before Mr. Dowley joined our company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider, among other factors it deems appropriate:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2011. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2010 and 2009 for services rendered to Under Armour were as follows:

	2010	2009
Audit Fees	$1,084,086	$1,115,552
Audit-Related Fees	45,993	0
Tax Fees	143,239	12,334
All Other Fees	3,900	4,946

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2010, audit-related fees consisted of accounting advisory and other advisory services in connection with a long term investment. We had no such fees for 2009.

Tax Fee

When paid, tax fees generally are for tax planning and tax advice. For 2010, tax fees primarily included assistance with a tax credit review and consulting on customs valuations. For 2009, tax fees related to consulting on customs valuations.

All Other Fees

All other fees relate to a subscription to an accounting research tool.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2010 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2010 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 4)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2011. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2010 and 2009, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership and reports of changes in ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2010.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our proxy statement for our 2012 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 19, 2011.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2012 Annual Meeting of Stockholders, but which will not be included in the proxy statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2012 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 26, 2011 and no later than December 25, 2011. However, if we delay or advance mailing notice of the 2012 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2011 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2012 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2012 Annual Meeting, if that date is later).

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32960-Z54775-P06585

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors ☐ ☐ ☐

Nominees:

01) Kevin A. Plank

02) Byron K. Adams, Jr.

03) Douglas E. Coltharp

04) Anthony W. Deering

05) A.B. Krongard

06) William R. McDermott

07) Harvey L. Sanders

08) Thomas J. Sippel

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

2. To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables. ☐ ☐ ☐

1 Year 2 Years 3 Years Abstain

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3. To recommend, by non-binding vote, the frequency of executive compensation votes. ☐ ☐ ☐ ☐

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of Appointment of Independent Registered Public Accounting Firm. ☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting. ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M32961-Z54775-P06585

UNDER ARMOUR, INC. Annual Meeting of Stockholders May 3, 2011 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 3, 2011 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposals 2 and 4 and “1 YEAR” on Proposal 3.

Continued and to be signed on reverse side

UNDER ARMOUR, INC.

ATTN: CORPORATE SECRETARY

1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32962-Z54775-P06585

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors ☐ ☐ ☐

Nominees:

01) Kevin A. Plank

05) A.B. Krongard

02) Byron K. Adams, Jr.

06) William R. McDermott

03) Douglas E. Coltharp

07) Harvey L. Sanders

04) Anthony W. Deering

08) Thomas J. Sippel

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

2. To approve, by non-binding vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

☐ ☐ ☐

1 Year 2 Years 3 Years Abstain

The Board of Directors recommends you vote 1 YEAR on the following proposal:

3. To recommend, by non-binding vote, the frequency of executive compensation votes.

☐ ☐ ☐ ☐

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

4. Ratification of Appointment of Independent Registered Public Accounting Firm.

☐ ☐ ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting.

☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M32963-Z54775-P06585

UNDER ARMOUR, INC.

Annual Meeting of Stockholders

May 3, 2011 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 3, 2011 and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1, “FOR” Proposals 2 and 4 and “1 YEAR” on Proposal 3.

Continued and to be signed on reverse side